Exhibit 10.2

ENTEGRIS, INC.

2007 DEFERRED COMPENSATION PLAN

1. IN GENERAL. Entegris, Inc. (the “Company”) has established this Deferred Compensation Plan (the “Plan”) to further its business interests by providing Eligible Persons an opportunity to defer a portion of their compensation on an unfunded, nonqualified basis as hereinafter provided. The Plan shall be effective June 1, 2007.

2. DEFINED TERMS. As used in the Plan, the following terms have the meanings associated with them below:

“Account” means a memorandum account maintained by the Administrator to reflect the Employer’s unfunded deferred compensation obligation to a Participant hereunder, including where the context requires any sub-account. The fact that the Company may cause a portion of its general assets, including assets held in any so-called “rabbi trust” or similar arrangement, to be invested so as to yield results intended to approximate notional returns under the Plan shall not affect the unfunded nature of the Plan nor the rights of Participants hereunder.

“Administrator” means the Management Development & Compensation Committee of the Board; provided, that such Committee, in its discretion, may delegate such of its duties and responsibilities under the Plan as it determines to such employees of the Company or other persons as it determines, in which case the term “Administrator” shall include the person or persons to whom such duties and responsibilities were delegated, to the extent of such delegation.

“Board” means the Board of Directors of the Company.

“Code” means the federal Internal Revenue Code of 1986, as amended.

“Earliest Post-Termination Effective Date” means whichever of the following is relevant in the circumstances: (i) in the case of a Participant who is not a Specified Employee at the date he or she separates from the service of the Employer, the date of such separation from service, and (ii) in the case of a Participant who is a Specified Employee at the date he or she separates from the service of the Employer, the date that is six (6) months following the date of such separation.

“Earnings Measure” means an interest rate, stock index, bond index, mutual fund or other objective external measure of investment performance specified by the Administrator for purposes of measuring and crediting notional earnings under Section 4.2 below. Except as the Administrator affirmatively determines otherwise in its discretion, the Administrator shall be deemed to have specified as the Earnings Measures available under the Plan the investment alternatives available at the relevant time under the Company’s 401(k) plan.

“Eligible Person” means (i) an individual employed by an Employer who is [A] determined by the Administrator to qualify as a “highly compensated or management” employee for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) OF ERISA, and [B] designated by the Administrator as eligible to participate in the Plan, provided that such designation has not been revoked by the Administrator; and (ii) any member of the Board.

“Eligible Pay” means, except as otherwise determined by the Administrator, (i) in the case of Eligible Persons who are common law employees (including officers) of an Employer, any or all of base salary, incentive bonuses and Stock Compensation, and (ii) in the case of Eligible Persons who are members of the Board, any or all of directors’ fees and Stock Compensation. The Administrator in its discretion may include other remuneration in, or exclude categories of remuneration from, the definition of “Eligible Pay,” either in general or in particular cases.

“Employer” means the Company and its Subsidiaries, or any of them.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Participant” means an Eligible Person who participates in the Plan.

“Stock Compensation” means the amount deliverable under a stock unit (including a restricted stock unit, performance share unit and a performance share restricted stock unit) that is awarded under an equity incentive and compensation plan maintained by the Company.

“Section 409A” means Section 409A of the Code.

“Specified Employee” means a Participant if (i) at the date of such Participant’s separation from service, the Company (or any other corporation forming part of the Employer) is a corporation any stock of which is publicly traded on an established securities market or otherwise, and (ii) the Participant is or was a “key employee” (determined under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during (A) if the date of separation from service is April 1 through December 31, the preceding calendar year, or (B) if the date of separation from service is January 1 through March 31, the second calendar year preceding the calendar year in which the separation from service occurs (e.g., 2007 for a separation from service occurring January 1 through March 31 of 2009).

“Subsidiary” means any corporation or other trade or business that together with the Company would be treated as a single “employer” for purposes of Treas. Regs. §1.409A-1(h)(3).

3. DEFERRAL ELECTION.

3.1. In General. Each Eligible Person may elect to defer hereunder a specified portion or percentage of his or her base salary and other Eligible Pay, if any, for any calendar year. Each such deferral shall be made by the Participant’s delivery to the Administrator of a deferral election on or before the date specified by the Administrator, which date shall in all events (except as provided in Section 4.2 below) be, or fall prior to:

(i) in the case of any bonus that qualifies as “performance-based compensation” within the meaning of Treas. Regs. §1.409A-1(e), the date that is six (6) months before the end of the performance period, but only if the Eligible Person has been in continuous employment with the Employer since the later of the beginning of the performance period or the date the performance criteria are established and only if, on the date of the deferral election, the compensation has not become readily ascertainable (as determined in accordance with Treas. Regs. §1.409A-2(a)(8)).

(ii) in every other case, the last day of the calendar year preceding the calendar year in which are to be performed the services to which the deferred compensation relates.

Each election made under this Section 3.1 shall become irrevocable in accordance with such rules as the Administrator may establish but not later than the election deadline specified in clauses (i) or (ii) above, as applicable.

3.2. First Year Of Participation. Notwithstanding Section 3.1 above, an individual who first becomes eligible to participate in the Plan during the course of a calendar year (including any individual who becomes eligible to participate upon initial establishment of the Plan) may elect to defer a specified portion or percentage of his or her Eligible Pay in respect of services to be performed for the remainder of the year or portion thereof by delivering to the Administrator an irrevocable deferral election within thirty (30) days of first becoming eligible. An individual who already participates or is eligible to participate in (including an individual who has any entitlement, vested or unvested, to payments under) any other nonqualified deferred compensation plan that would be required to be aggregated with the Plan for purposes of Treas. Regs. §1.409A-1(c)(2) shall not be treated as eligible for the mid-year election rules of this Section 3.2 with respect to the Plan, even if he or she had never previously been eligible to participate in the Plan itself.

3.3. Limits. Except as otherwise determined by the Administrator, an Eligible Person may elect to defer hereunder (i) up to 85% or less of his or her base salary for any calendar year, plus (ii) up to 85% of any cash bonuses for the calendar year, plus (iii) that portion, if any, of Stock Compensation, if any, as the Administrator may from time to time specify. In the case of any Eligible Person eligible to participate for less than a full calendar year, the Administrator shall apply the limitations set forth above in such reasonable manner as it determines in its discretion (including any complete or partial waiver of such limitation effectuated prior to the effective date of the Participant’s deferral election), with a view toward maximizing opportunities for deferral without reducing a Participant’s compensation eligible to be taken into account under the Entegris, Inc. 401(k) Savings and Profit Sharing Plan (2005 Restatement), as amended. The Administrator may impose a minimum deferral amount for anyone electing to participate in the Plan.

3.4. Form of Election. Each deferral election shall be made in writing on a form prescribed by the Administrator. To the extent consistent with Section 409A, the Administrator may condition the effectiveness of any election upon the delivery by the Participant of such other form or forms as the Administrator may prescribe.

4. ACCOUNTS; CREDITS. For each Participant, the Administrator shall maintain an Account reflecting deferrals and notional earnings as hereinafter provided.

4.1. Deferral Credits. Each amount deferred by a Participant under Section 3 above shall be credited to the Participant’s Account as of the date it would have been paid absent the deferral.

4.2. Notional Earnings. Not less frequently than annually, the Administrator shall adjust (up or down) each Participant’s Account to reflect notional earnings. Notional earnings shall be based on such Earnings Measure or Measures as the Administrator shall specify. The Administrator may, but need not, permit Participants to (i) select the Earnings Measures that will apply to their Accounts from among those specified by the Administrator, and (ii) change such Measures prospectively at any time. The Administrator shall have the absolute discretion at any time to alter or amend the Earnings Measures used in valuing and adjusting Accounts; provided, that the Administrator may not, without the written consent of the affected Participant, alter any Earnings Measure retroactively to the extent that the effect of such alteration would be to reduce the balance of the Participant’s Account below what it was immediately prior to such alteration. Nothing herein shall be construed as obligating the Administrator or any Employer to set aside assets or establish a trust or other fund for purposes of the Plan.

4.3. FICA/Medicare Taxes, Etc. To the extent any amount deferred or credited hereunder to the Account of a Participant is treated as “wages” for FICA/Medicare tax purposes on a current basis rather than when distributed, all as determined by the Administrator, then the Administrator shall require that the Participant either (i) timely pay such taxes in cash by separate check to the Employer, or (ii) make other arrangements satisfactory to the Employer (e.g., additional withholding from other wage payments) for the payment of such taxes. To the extent a Participant fails to pay or provide for such taxes as required, the Administrator may suspend the Participant’s participation in the Plan or reduce amounts credited or to be credited hereunder, but only to the extent consistent with the requirements of Section 409A.

5. PAYMENT OF DEFERRED AMOUNTS. The Participant’s Employer shall make distributions of Account balances as provided in this Section. Except for distributions of Stock Compensation, all distributions shall be in cash. Unless otherwise determined by the Administrator, distributions with respect to Stock Compensation shall be in the form of shares.

5.1. Time of Distribution. At the time of a Participant’s deferral election under Section 3 above, the Participant may elect to receive all or any portion of the amount then being deferred, adjusted for notional earnings as described at Section 4.2 above, in a single lump sum or in installments at or within thirty (30) days following, or commencing at or within thirty (30) days following, a fixed date specified in such election (a “fixed-term deferral”); provided, that if the Participant separates from service prior to the date so specified, any amounts subject to the “fixed-term deferral” then remaining to the Participant’s Account shall be distributed in a single lump sum on the Earliest Post-Termination Payment Date; and further provided, that if the Participant makes no fixed-term designation at the time of his or her deferral election under Section 3 above, the amount so deferred, adjusted for notional earnings as described at Section 4.2 above, shall be paid in a single lump sum on the Earliest Post-Termination Payment Date following the Participant’s separation from service. The Administrator may impose additional limitations (consistent with Section 409A) on fixed-terms deferrals and shall establish such sub-Accounts as are necessary to administer the provisions of this Section. In the event of the occurrence of a change of control event, distributions shall be accelerated in accordance with Section 5.7 below.

5.2. Subsequent Deferrals. At any time prior to the date which precedes by one year the date on which a distribution would otherwise commence under Section 5.1 above, the Participant who has elected a fixed-term deferral may irrevocably elect to postpone by a period of not fewer than five years the fixed date on which payment is to be made or to commence; provided, for the avoidance of doubt, that no such additional deferral shall postpone the payment of amounts remaining unpaid upon a separation from service. No such additional deferral election shall take effect until one year has elapsed.

5.3. Deferrals To Ensure The Absence Of A Deduction Limitation Under Section 162(m) Of The Code. Notwithstanding Sections 5.1 and 5.2 above, the Administrator may defer payment (or, in the case of installments, the commencement of payment) of a fixed-term deferral beyond the scheduled payment date if the Administrator reasonably anticipates that such deferral is necessary to avoid disallowance of a deduction under Section 162(m) of the Code. Amounts, if any, deferred pursuant to the preceding sentence shall be paid or commence to be paid, as the Administrator determines, either (i) during the first year in which the Administrator reasonably anticipates (or should reasonably anticipate) that Section 162(m) would no longer bar a deduction for such payment, or (ii) during the period beginning with the Participant’s separation from service (or beginning with the date that is six months after such separation from service, in the case of a Participant who at separation from service is a Specified Employee) and ending on the later of the last day of the calendar year in which the Participant separates from service or the 15th day of the 3rd month following the Participant’s separation from service; provided, that in the case of a Participant who at separation from service is a Specified Employee, the periods described in clause (ii) above shall be determined by substituting the date six months after the Participant’s separation from service for the date of the Participant’s separation from service.

5.4. Installments. All installment payments shall be paid in annual installments over a period of from 1 to 4 years, as irrevocably elected (subject to Section 5.2 above) by the Participant at the time of his or her deferral election. The amount of each installment shall be determined by dividing the Account (or the portion of the Account to which the installment election relates) by the number of installments remaining to be paid. For purposes of Treas. Regs. §1.409A-2(b)(2), a Participant’s entitlement to a series of installments shall be treated as an entitlement to a single payment.

5.5. Designation of Beneficiary(ies). Each Participant shall designate in writing, on such form and subject to such conditions as the Administrator shall prescribe (including, in the Administrator’s discretion, spousal consent in the case of married Participants), a beneficiary or beneficiaries to receive any amounts remaining to be paid hereunder at the Participant’s death; but if no such beneficiary designation is in effect at the time of the Participant’s death, or if the Participant’s beneficiary(ies) do(es) not survive the Participant, the Administrator shall cause any such remaining benefits to be paid to the executor or administrator of the Participant’s estate.

5.6. Unforeseeable Emergency. If a Participant suffers an unforeseeable emergency (as defined in Treas. Regs. §1.409A-3(f)(3)) prior to the payment in full of his or her Account, the Participant may apply in writing for an extraordinary distribution under this Section 5.6. If the Administrator in its discretion determines that an unforeseeable emergency has occurred, the Participant’s Employer will pay the Participant an amount equal to the least of the following amounts: (i) the then balance of the Participant’s Account; (ii) the amount determined by the Administrator to be necessary to meet the emergency (including applicable taxes); and (iii) the maximum amount which, in the Administrator’s determination, may be distributed without causing any remuneration payable to the Participant to fail to be deductible by reason of Section 162(m) of the Code.

5.7. Change of Control. In the event of a Change of Control as defined in Annex 1 attached to this Plan: (i) any Stock Compensation credited to a Participant’s Account shall be distributed to the Participant upon or immediately prior to the Change of Control; and (ii) the full amount of cash credited to a Participant’s Account shall be distributed to the Participant upon or immediately prior to the occurrence of the Change of Control.

5.8. Taxes. All distributions under the Plan shall be subject to reduction for applicable tax withholding.

6. ASSIGNMENT. Each Employer’s obligations under the Plan shall be binding upon its successors and assigns. The rights of Participants and beneficiaries under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of such Participants and beneficiaries. Any attempt by any person other than Participants or their beneficiaries to bring a claim under the Plan shall be null and void.

7. PLAN TO BE UNFUNDED, ETC. The Plan is intended to be a “pension plan” (within the meaning of Section 3(2) of ERISA) that is unfunded for ERISA and tax purposes and that qualifies for the exemptions described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Administrator shall be the “plan administrator” of the Plan and shall have discretion to construe its terms and determine each Eligible Person’s or Participant’s eligibility for deferrals or distributions hereunder. The Administrator shall establish, and may from time to time modify, procedures under Section 503 of ERISA for the administration of claims and appeals from any denial of a claim under the Plan.

Nothing in this Section or in Section 4.2 shall be construed as prohibiting the Employer from establishing and maintaining a “rabbi trust” or similar trust or account in connection with the Plan, so long as the maintenance and funding of such a trust or account does not jeopardize the unfunded status of the Plan under ERISA or effective tax deferral under the Code.

8. NO CONTRACT OF EMPLOYMENT. By participating in the Plan, each Participant expressly acknowledges and agrees that (i) nothing in the Plan or in its operation, including deferrals hereunder, limits the right of the Company or any other Employer to terminate the employment of the Participant at any time, with or without cause, and that (ii) neither he or she, nor his or her beneficiaries, will claim lost compensation or tax benefits associated with discontinuance of participation in the Plan as damages or as a measure of damages in connection with any termination of employment.

9. AMENDMENT AND TERMINATION. The Administrator may terminate the Plan at any time and may amend the Plan at any time and from time to time, with or without retroactive effect, including without limitation amendments that change the form or timing of distributions; provided, that no such action shall, without the consent of the affected Participant, reduce the balance of any Participant’s Account below what it was immediately prior to the taking of such action. If it determines such action to be necessary to preserve or reinstate the Plan’s status as a “top hat” plan under Sections 201(2), 301(a)(3) or 401(a)(1) of ERISA, or to ensure effective tax deferral under the Plan, the Administrator may at any time exclude any individual from Participation in the Plan or may make such other changes in the deferral or distribution rules hereunder as are reasonably determined by the Administrator to be necessary to accomplish such result or results. Upon termination of the Plan in general or as to any Participant or group of Participants (including exclusion of any Participant as described in the preceding sentence), payments hereunder shall be accelerated only to the extent permitted by Section 409A.

10. ADMINISTRATION OF THE PLAN. The Administrator shall have full power to interpret and administer the Plan and determine the eligibility of any person for benefits hereunder and the amount of any such benefit, in its discretion. Without limiting the foregoing, the Administrator shall have full discretionary power and authority, not inconsistent with the express provisions of the Plan, to select those individuals who may participate in the Plan; to determine their remuneration eligible for deferral under the Plan; to determine their eligibility to commence receipt of benefits (including, without limitation, any determination as to the proper treatment of leaves of absence and other periods when an individual is not actively rendering service to the Employer); to adopt, alter, and repeal such rules, guidelines and procedures for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to prescribe the form of any election under the Plan; and otherwise to supervise the administration of the Plan. Any discretionary action by the Administrator under the Plan that affects the rights or benefits under the Plan of an individual who is a member of the Administrator (other than an action of general applicability to all Participants) must be approved by the Board.

ENTEGRIS, INC.

By:
Title:

ANNEX 1

“A Change of Control” shall be deemed to include any of the following events:

(a)	Any Person (defined for the purposes hereof as any individual, entity or other person, including a group within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that for purposes of this clause any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or its direct or indirect subsidiaries shall not Constitute a Change of Control; or

(b)	Individuals who constitute the Board on the Effective Date (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or

(c)	There is consummated a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (A) the Persons who were the beneficial owners, respectively, of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and of the combined voting power of the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Employer or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	The stockholders of the Company approve a complete liquidation or dissolution of the Company.

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